December 23, 2008

Re:	Amendments to Restricted Stock Unit Award Agreements

Dear	:

As you know, Joy Global Inc. (the “Company”) granted to you awards of Restricted Stock Units on each of the following dates: January 21, 2004 (the “January 2004 RSUs”), November 15, 2004 (the “November 2004 RSUs”), November 14, 2005 (the “November 2005 RSUs”), November 13, 2006 (the “November 2006 RSUs”), and December 3, 2007 (the “December 2007 RSUs”) (collectively, the “RSUs”). The agreements evidencing each award of RSUs (the “RSU Agreements”) are hereby amended, as described below, to conform the Agreements to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to make clear that payment under each RSU Agreement is delayed to the extent necessary to ensure that the Company may deduct payment of RSUs under Section 162(m) of the Code.

Each RSU Agreement is hereby amended, effective as of the date of such agreement, as follows:

1. Section 5(a) of each RSU Agreement is amended to read as follows:

If the Employee incurs a Termination of Employment for any reason, any Restricted Stock Units that had not become non-forfeitable prior to the date of such Termination of Employment shall be forfeited; provided, however, that if such Termination of Employment is by reason of the Employee’s death or Disability, the Restricted Stock Units shall become non-forfeitable; and provided further that if such Termination of Employment is due to Retirement, the Committee shall have the discretion to determine as of the date of such Retirement that any Restricted Stock Units that had not become non-forfeitable prior to the date of such Termination of Employment due to Retirement shall become non-forfeitable. If the Restricted Stock Units become nonforfeitable on account of the Employee’s death or Disability (provided that, on account of the Disability, the Employee is disabled within the meaning of Section 409A(a)(2)(C) of the Code and the regulations thereunder) (a “409A Disability”), the Restricted Stock Units shall be settled as soon as practicable (but no more than 30 days) after the Employee’s death or the 409A Disability. If the Restricted Stock Units become nonforfeitable on account of Disability (other than a 409A Disability) or, in the discretion of the Committee, on account of Retirement, the Restricted Stock Units shall continue to vest and be settled in accordance with the schedule in Paragraph 1 of this Agreement. If, in the event of the Employee’s death, the Employee fails to designate a beneficiary, or if the designated beneficiary of the Employee dies before the Employee dies or before the complete payment of the amounts payable under this Agreement, the amounts to be paid under this Agreement shall be paid to the legal representative or representatives of the estate of the last to die of the Employee and the beneficiary.

2. The first sentence of Section 6 of each RSU Agreement for the January 2004 RSUs,

the November 2004 RSUs, and the November 2005 RSUs, and Section 6(a) of the RSU Agreement for the November 2006 RSUs are amended to read as follows:

Notwithstanding any other provision of this Agreement, in the event of a Change in Control (unless such Change in Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder), all outstanding Restricted Stock Units held by the Employee on the effective date of the Change in Control, whether or not then vested, shall be settled as soon as practicable (but no more than 30 days) after the Change in Control by payment to the Employee of an amount in cash equal to the Fair Market Value of a share of Common Stock on the date of the Change in Control times the number of such Restricted Stock Units.

3. The following is inserted as Section 11 into RSU Agreements for the January 2004 RSUs and the November 2004 RSUs, and the remaining sections and cross-references thereto are renumbered accordingly, and the following replaces Section 11 of the RSU Agreements for the November 2005 RSUs, the November 2006 RSUs, and the December 2007 RSUs:

11. Mandatory Deferral of Settlement When Section 162(m) Limits Apply. In accordance with Section 1.409A-2(b)(7)(i) of the Treasury Regulations, and notwithstanding any other provision in this Agreement, settlement of the Restricted Stock Units may be delayed, as described below:

(a)

The settlement (but not the vesting) of Restricted Stock Units scheduled to settle on a specified Original Settlement Date pursuant to Paragraph 1 shall be deferred automatically if, but only if, both of the following are true as to the Employee:

(1)	the Employee is a “covered employee” for purposes of Section 162(m) of the Code for the Company’s taxable year that includes such Original Settlement Date (the “OSD Taxable Year”); and

(2)

the Employee’s total “compensation” (excluding compensation treated as performance-based under Section 162(m)) that the Company and its subsidiaries could otherwise deduct, including the compensation value of the Restricted Stock Units scheduled to settle within such taxable year, is expected to exceed $1,000,000 for such OSD Taxable Year.

(b)	In the event that a mandatory deferral applies under the terms of Paragraph 11(a), the following provisions shall apply to such deferral:

(1)

The number of shares of Common Stock that will be distributed to the Employee on the applicable Original Settlement Date will be only such number as would not cause the Employee’s “compensation” for Section 162(m) purposes (excluding compensation treated as performance-based) to exceed $1,000,000 for the applicable OSD Taxable Year (which shall be zero shares of Common Stock if such compensation is otherwise over

$1,000,000 without taking into account the Restricted Stock Units scheduled to settle on such Original Settlement Date);

(2)

Any Restricted Stock Units deferred under this Paragraph 11 and not settled on the applicable Original Settlement Date will be credited to the Employee in the form of fully vested deferred stock units (the “Deferred Stock Units”);

(3)

For any Deferred Stock Units credited to the Employee, on each dividend payment date with respect to any dividend paid or other distribution made to holders of shares of Common Stock, the Employee will be credited with additional Deferred Stock Units (rounded to the nearest whole unit) having a Fair Market Value (as defined in the Plan) equal to the amount of the dividend (or, in the case of a non-cash distribution, the fair market value of the property distributed) that would have been payable to the Employee on such dividend payment date if such Deferred Stock Units had been treated as outstanding shares of Common Stock on the applicable record date; and

(4)

All Deferred Stock Units credited to the Employee under this Paragraph 11 will be paid (in Common Stock or in cash based on the Fair Market Value of the Common Stock as of the date immediately prior to the date of payment, at the election of the Committee) upon the earlier of (i) the earliest date upon which the Company reasonably anticipates that the Company’s deduction of the payment of such Deferred Stock Units will not be limited or eliminated by the application of Section 162(m) of the Code and (ii) if the Employee experiences a “separation from service” with the Company (as provided for under Section 409A of the Code and the regulations thereunder), as soon as practicable following such separation from service in the calendar year of such separation from service (or, if later, no later than 2-1/2 months following the separation from service); provided that, with respect to subclause (ii), in the event that the Employee is considered a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder) at the time of his “separation from service,” such payment will take place on the date that is six months and one day after the Employee’s “separation from service” if such delay is required in order to comply with Section 409A of the Code and the regulations thereunder.

(c)

The Company’s determination that the Employee meets the requirements for a mandatory deferral under this Paragraph 11, and its determination of the number of shares that may be distributed to the Employee under Paragraph 11(b)(1) above, shall be conclusive and binding on the Employee in the absence of bad faith or manifest error.

Please confirm your agreement to these amendments to the RSU Agreements by signing this letter below and returning this letter to me as soon as possible.

Very truly yours

John D. Major

Executive Vice President,

General Counsel and Secretary

Signed: ____________________________

Date: __________, 2008